Spectrum Brands, Inc. 601 Rayovac Drive Madison WI 53711-2497 P.O. Box 44960 Madison WI 53744-4960 (608) 275-3340

FOR IMMEDIATE RELEASE	Contact: Dave Prichard 608.278.6141

Nathan Fagre Joins Spectrum Brands Holdings
as General Counsel

Madison, WI, February 7, 2011 – Spectrum Brands Holdings, Inc. (NYSE: SPB), a global consumer products company with market-leading brands, announced today that Nathan E. Fagre has joined the Company as General Counsel and Secretary, reporting to Dave Lumley, Chief Executive Officer.  Mr. Fagre replaces John T. Wilson, who elected not to move to Madison, Wisconsin, where the Company has relocated its corporate headquarters.

Mr. Fagre comes to Spectrum Brands after nearly 11 years with ValueVision Media, an electronic retailer operating under the ShopNBC brand  in Eden Prairie, Minnesota where he served as Senior Vice President, General Counsel and Secretary since May 2000.  Prior to that, Mr. Fagre worked for Occidental Petroleum Corporation in California as Senior Vice President and General Counsel of the Oil & Gas operating division from 1996-2000 and  Vice President and Deputy General Counsel of the International Exploration and Production division from 1995-1996.  Previously, Mr. Fagre served as an attorney with Gibson, Dunn & Crutcher in Washington, D.C. and Sullivan & Cromwell in New York City.

Mr. Fagre graduated with a bachelor’s degree from Harvard College in 1977, received a master of philosophy (M.Phil.) degree in international relations from Oxford University in 1979, and received a J.D. from Harvard Law School in 1982.  He served as a law clerk for Judge Cecil Poole of the U.S. Ninth Circuit Court of Appeals from 1982-1983.

Mr. Fagre is a director of the National Security Forum at the William Mitchell College of Law in St. Paul, and served as chairman of the Electronic Retailing Association from 2008-2009 after becoming a director of the association in 2004.  He also served as a director from 2004-2007 of Ralph Lauren Media LLC, an e-commerce joint venture among Polo Ralph Lauren Corp., NBC Universal and ValueVision.

About Spectrum Brands Holdings, Inc.

Spectrum Brands Holdings, Inc., a member of the Russell 2000 Index,  is a diversified, global consumer products company and a leading supplier of batteries, shaving and grooming products, personal care products, small household appliances, specialty pet supplies, lawn & garden and home pest control products, personal insect repellents and portable lighting. Helping to meet the needs of consumers worldwide, the Company offers a broad portfolio of market-leading and widely trusted brands including Rayovac®, Remington®, Varta®, George Foreman®, Black & Decker®, Toastmaster®, Tetra®, Marineland®, Nature’s Miracle®, Dingo®, 8-in-1®, Littermaid®, Spectracide®, Cutter®, Repel®, and Hot Shot®.  Spectrum Brands Holdings' products are sold by the world's top 25 retailers and are available in more than one million stores in more than 120 countries around the world. Spectrum Brands Holdings generated net sales of $3.1 billion from continuing operations in fiscal 2010.  For more information, visit www.spectrumbrands.com.

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